CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 27, 2024, relating to the financial statements and financial highlights of Arrow Dow Jones Global Yield ETF, a series of Arrow ETF Trust, for the year ended January 31, 2024, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania May 28, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board